Exhibit 10.1

SOLENO THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of November 11, 2020, (the “Effective Date”) by and between Soleno Therapeutics, Inc. (the “Company”), and James Mackaness (“Executive”).

1.    Duties and Scope of Employment.

(a)    Positions and Duties. This employment agreement between the Executive and the Company will commence on the Effective Date, as defined above. Executive will serve as Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s CEO. The CEO may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote substantially all of Executive’s business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that would impact in any material respect Executive’s ability to perform Executive’s duties and obligations hereunder.

2.    At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.    Term of Agreement. This Agreement will have a term running from the Effective Date through the first anniversary of the Effective Date (the “Initial Term”). On the first anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least thirty (30) days prior to the date of automatic renewal. If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

4.    Compensation.

(a)    Base Salary. Commencing on the Effective Date, the Company will pay Executive an annual salary of $350,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)    Annual Bonus. Executive will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Company’s Board of Directors (the “Board”) or its compensation committee (the “Committee”), including eligibility for a bonus of up to thirty percent (30%) of Executive’s Base Salary, upon achievement of performance objectives to be determined by the Board in its good faith discretion (the “Target Bonus”). Any earned bonus will be paid in the next regular payroll period after the Board or the Committee determines that it has been earned, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned, or (ii) March 15 following the calendar year in which the bonus is earned.

(c)    Equity. Following the Effective Date, the Board will grant Executive an option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the fair market value of Company common stock per share on the date of grant (the “Option”). Subject to the acceleration provisions below, the Option will vest as to 1/4th of the shares subject to the Option on the one year anniversary of the Effective Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of each month as the Effective Date, so that the Option will be fully vested and exercisable on the fourth anniversary of the Effective Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2020 Inducement Equity Incentive Plan (the “2020 Plan”) and the stock option agreement between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference. Executive will be eligible to receive additional awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee of the Board will determine in its discretion within Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.    Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

7.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Such expenses must be pre-approved by the Company.

8.    Severance. If the Company, after the Initial Term, terminates Executive’s employment without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company and subject to Section 9 below, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:

(a)    continuing payments of severance pay in accordance with the Company’s normal payroll policies at a rate equal to Executive’s Base Salary rate, as is then in effect, for (x) six (6) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs prior to three (3) months before a Change in Control of the Company, or (y) twelve (12) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs within three (3) months prior to, or six (6) months following a Change of Control of the Company;

(b)    if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company, then one hundred percent (100%) of any Equity Awards held by Executive as of the date of such termination without Cause or resignation for Good Reason shall immediately vest and become fully exercisable (to the extent applicable);

(c)     if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company, then Executive shall receive fifty percent (50%) the annual Target Bonus opportunity for the year in which employee is terminated without Cause or resigns for Good Reason; and

(d)    if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive on the last day of each month after his employment termination date for the COBRA premiums paid during such period for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for a period ending (x) six (6) months, if such termination or resignation occurs prior to three (3) months before a Change in Control of the Company, or (y) twelve (12) months, if such termination or resignation occurs within three (3) months prior to, or six (6) months following a

Change in Control of the Company; provided, that such coverage shall end upon such earlier date that Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the benefit described in this Section 8(b) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of within Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (A) the date upon which Executive obtains other employment or (B) the date the Company has paid an amount equal to six (6) or twelve (12) payments, per the terms of this agreement. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

9.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims. The payment of any severance set forth in Section 8 above is contingent upon Executive signing and not revoking the Company’s standard separation and release of claims agreement upon Executive’s termination of employment and such agreement becoming effective no later than sixty (60) days following Executive’s employment termination date (such deadline, the “Release Deadline”). In no event will severance payments be paid or provided until the release actually becomes effective. Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or if later, such time as required by Section 9(c). Except as required by Section 9(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following his separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in the Agreement.

(b)    Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of his Confidential Information Agreement (as defined in Section 12), unless Executive is engaged in Protected Activity (as discussed in Section 23).

(c)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of his termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following his separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)    Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(iv)    For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s act of personal dishonesty in connection with his responsibilities as an employee that is intended to result in Executive’s substantial personal enrichment; (ii) Executive being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company, or (y) any felony; (iii) Executive’s gross misconduct; (iv) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Company that describes the basis for the Company’s belief that Executive has not substantially performed his duties and Executive has not corrected such failure within thirty (30) days of such written demand; or (v) Executive’s material violation of any written Company employment policy or standard of conduct, including a material breach of the Confidential Information Agreement.

(b)    Change in Control. For purposes of this Agreement, “Change in Control” has the same meaning assigned to such term in the 2020 Plan.

(c)    Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.

(d)    Equity Awards. For purposes of this Agreement, “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(e)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary, excluding the substitution of substantially equivalent compensation and benefits, that is not generally applicable to all Company senior management or employees of the Company generally; (ii) a material reduction of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity within as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as his primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

11.    Limitation on Payments. In the event that the payments or benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s the Payments will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in Payments constituting “parachute payments” is necessary so that the Payments are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12.    Confidential Information. Executive confirms his continuing obligations under the Company’s standard At-Will Employment, Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”) dated on or about the date hereof.

13.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, within by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well-established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Soleno Therapeutics, Inc.

Attn: Chief Executive Officer

203 Redwood Shores Pkwy Suite 500

Redwood City, CA 94065

If to Executive:

at the last residential address known by the Company.

15.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.    Integration. This Agreement, together with the 2020 Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements within written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

23.    Protected Activity. Nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the Government Agencies. Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

SOLENO THERAPEUTICS, INC.

By: /s/ Anish Bhatnagar, M.D.	Date: November 11, 2020

Anish Bhatnagar, MD

Chief Executive Officer

EXECUTIVE:

By: /s/ James Mackaness	Date: November 10, 2020

James Mackaness

[SIGNATURE PAGE TO JAMES MACKANESS EMPLOYMENT AGREEMENT]